UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2012

China 3C Group

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-28767	88-0403070
(Commission File Number)	(IRS Employer Identification No.)

368 HuShu Nan Road

HangZhou City, Zhejiang Province, China
(Address of Principal Executive Offices) (Zip Code)

086-0571-88381700

(Registrant’s telephone number, including area code)

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On May 23, 2012, the Audit Committee of the Board of Directors of China 3C Group (the “Company”), after consultation with and upon recommendation from management of the Company, concluded the Company’s previously issued audited financial statements for the year ended December 31, 2010 included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on May 18, 2011 and the unaudited financial statements for the three months ended March 31, 2011, June 30, 2011 and September 30, 2011 included in its Quarterly Reports on Form 10-Q filed with the SEC on June 22, 2011, August 15, 2011 and November 21, 2011, respectively, should no longer be relied upon and that disclosure should be made and action should be taken to prevent future reliance. The Company will restate its financial statements for the year ended December 31, 2010, the three months ended March 31, 2011, the three and six months ended June 30, 2011 and the three and nine months ended September 30, 2011 due to issues raised by the Staff of the SEC in a series of comment letters regarding the Company’s Annual Report and Quarterly Reports filed during 2011 relating to the general and administrative expenses in the consolidated statements of operations and comprehensive income (loss) and related notes.

The reason for the conclusion regarding the non-reliance is that the Company should have recorded fees paid to department stores in selling, general and administrative expenses instead of a contra revenue account. As a result of the error, sales and gross profit were understated. Selling, general and administration expense was also understated by the same amount. The loss from operations and net loss was unaffected.

The Company will correct the error by reclassifying fees paid to department stores from a contra revenue account to selling, general and administrative expenses.  The impact of the restatement will be limited to the presentation of the consolidated statements of operations and comprehensive income (loss). The loss from operations and net loss will remain unchanged. The consolidated balance sheets, the consolidated statements of stockholders’ equity and the related consolidated statements of cash flows will remain unaffected.

The Company’s authorized officers and the Audit Committee, have discussed the foregoing matters with the Company’s current independent registered public accounting firms, Goldman Kurland and Mohidin LLP. The Board of Directors has authorized and directed that the officers of the Company take the appropriate and necessary actions to restate the Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 17, 2012, the Company entered into an Employment Agreement with Mr. Zhenggang Wang, its Chief Executive Officer and Chairman, to continue to serve the Company in such capacity. The term of the Employment Agreement shall continue for a period of 36 months until May 17, 2015 unless earlier terminated as set forth in the Employment Agreement, and thereafter on a month to month basis unless and until terminated upon no less than 30 days prior written notice by either the Company or Mr. Wang.

Pursuant to the terms of the Employment Agreement, the Company will pay Mr. Wang as compensation a base salary in cash of (i) $40,000 per annum for the year beginning on May 17, 2012 (the “Effective Date”) and ending on the first anniversary of the Effective Date, (ii) $20,000 per annum for the year beginning on the first anniversary of the Effective Date and ending on the second anniversary of the Effective Date and (iii) $20,000 per annum for the year beginning on the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date. In addition, the Company will grant to Mr. Wang, 17,500,000 restricted shares of the Company’s common stock (the “Restricted Shares”) pursuant to the Company’s 2011 Restricted Stock Plan, as amended. 5,833,333 of the Restricted Shares shall vest on the first anniversary of the Effective Date, 5,833,333 of the Restricted Shares shall vest on the second anniversary of the Effective Date and 5,833,344 of the Restricted Shares shall vest on the third anniversary of the Effective Date provided, in each case, that Mr. Wang continues to serve the Company as the Chief Executive Officer on such applicable vesting date.

A copy of Mr. Zhenggang Wang’s Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On May 17, 2012, the board of directors of the Company authorized an amendment to the Company’s 2011 Restricted Stock Plan (the Plan”) to increase the number of shares of the Company’s Common Stock that may be issued pursuant to the Plan from 3,000,000 shares to 20,500,000 shares. A copy of the Amendment to the Company’s 2011 Restricted Stock Plan is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated May 17, 2012 by and between the Company and Zhenggang Wang.
10.2	Amendment to the Company’s 2011 Restricted Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA 3C GROUP

By:	/s/ Zhenggang Wang
Name:	Zhenggang Wang
Title:	Chief Executive Officer

Dated: May 23, 2012